UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SUPERIOR ENERGY SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
STOCK OWNERSHIP OF MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE OFFICER COMPENSATION
CERTAIN TRANSACTIONS
AUDIT COMMITTEE REPORT
PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
2011 STOCKHOLDER NOMINATIONS AND PROPOSALS

SUPERIOR ENERGY SERVICES, INC.
601 Poydras Street, Suite 2400
New Orleans, LA 70130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Superior’s annual stockholders’ meeting will be held at 9:00 a.m. on Friday, May 21, 2010, at the InterContinental New Orleans, Acadian I/II Room, 444 St. Charles Ave., 3rd Floor, New Orleans, LA 70130. At the meeting, stockholders will be asked to:

1.	elect directors;

2.	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010; and

3.	consider any other business that may properly come before the meeting.

Only holders of record of our common stock as of the close of business on March 31, 2010 are entitled to receive notice of, attend and vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy or voting instruction card and return it promptly in the enclosed envelope, or vote by one of the other methods specified in this proxy statement. If you attend the annual meeting, you may vote your shares in person, even if you have sent in your proxy.

By Order of the Board of Directors,

Greg Rosenstein
Secretary

New Orleans, Louisiana
April 16, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2010.

This proxy statement and the 2009 annual report
are available at https://materials.proxyvote.com/868157

SUPERIOR ENERGY SERVICES, INC.
601 Poydras Street, Suite 2400
New Orleans, LA 70130

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being mailed to our stockholders on or about April 16, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	Our Board of Directors is soliciting your proxy to vote at the annual meeting because you owned shares of our common stock at the close of business on March 31, 2010, the record date for the meeting, and are entitled to vote at the meeting. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders beginning April 16, 2010. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	What will I be voting on?

A:	At the annual meeting, our stockholders will be asked to elect our directors, ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010 and consider any other matter that properly comes before the meeting.

Q:	When and where will the meeting be held?

A:	The meeting will be held at 9:00 a.m. on Friday, May 21, 2010, at the InterContinental New Orleans, Acadian I/II Room, 444 St. Charles Ave., 3rd Floor, New Orleans, LA 70130.

Q:	Who is soliciting my proxy?

A:	Our Board of Directors is soliciting your vote for our 2009 annual meeting of stockholders. By completing and returning the proxy or voting instruction card, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed him on the card.

Q:	How many votes do I have?

A:	You have one vote for every share of our common stock that you owned on the record date.

Q:	How many votes can be cast by all stockholders?

A:	As of the record date, we had 78,550,717 shares of common stock outstanding.

Q:	How many shares must be present to hold the meeting?

A:	Our By-laws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at a meeting of our stockholders. As of the record date, 39,275,359 shares constitute a majority of our outstanding stock entitled to vote at the meeting. Shares that are voted, broker non-votes and shares for which voting authority is withheld are treated as being present at the annual meeting for purposes of determining whether a quorum is present.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The proxy materials have been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or Internet.

Q:	What if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?

A:	If you are a stockholder of record and you make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our board of directors. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. Rules of the New York Stock Exchange (NYSE) determine whether proposals presented at the stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power under NYSE rules for that particular item and has not received voting instructions from the beneficial owner.

If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify.

Q:	What vote is required to approve each item?

A:	In the election of directors, the six persons receiving the highest number of affirmative votes will be elected. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on such proposal.

If you are a beneficial owner, your bank, broker or other holder of record is permitted under NYSE rules to vote your shares on the ratification of our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. The record holder may not vote on the election of directors without instructions from you. Without your voting instructions on this matter, a broker non-vote will occur. Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for the approval of such matter to be presented at the meeting; however, such shares will be considered present at the annual meeting for purposes of determining the existence of a quorum. Abstentions will have no effect on the voting calculations for the election of directors. Abstentions will count as a vote against the ratification of the appointment of our independent registered public accounting firm.

Q:	How do I vote?

A:	You may vote using any of the following methods:

• Proxy card or voting instruction card: Be sure to complete, sign and date the card and return it in the prepaid envelope.

• Telephone or Internet:  The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

• In person at the annual meeting:  All stockholders may vote in person at the annual meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Can I change my vote?

A:	Yes. Your proxy can be revoked or changed at any time before it is voted by notice in writing to our Secretary, by our timely receipt of another proxy with a later date or by voting in person at the meeting.

Q:	Who pays for soliciting proxies?

A:	We are paying for all costs of soliciting proxies. In addition to solicitations by mail, we have retained Georgeson Stockholder Communications, Inc. to aid in the solicitation of proxies at an estimated fee of $8,500. Our officers and employees may request the return of proxies by personal conversation or by telephone or telecopy. We are also requesting that banks, brokerage houses and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q:	Could other matters be decided at the meeting?

A:	The Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our By-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

ELECTION OF DIRECTORS

The size of the Board is currently fixed at six directors. The Board nominated the following six persons for election as a director at the annual meeting. Proxies cannot be voted for a greater number of persons. Unless you specify otherwise in your proxy card, your shares will be voted by the proxy holder FOR the election of each of the six nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified. If any nominee should decline or be unable to serve for any reason, votes will be cast for a substitute nominee designated by the Board. The nominees have advised us that they will serve on the Board if elected.

Information About Directors

The biographies below provide certain information as of March 31, 2010 with respect to each director nominee and contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should be nominated to serve as a director. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

The Nominating and Corporate Governance Committee recommends, and the Board nominates, the following six individuals for election as directors at the annual meeting:

Harold J. Bouillion, 66, has served as a Director since November 2006. Mr. Bouillion is currently the Managing Director of Bouillion & Associates, LLC, which provides tax and financial planning services, a position he has held since 2002. From 1966 until 2002, Mr. Bouillion was with KPMG LLP where he served as Managing Partner of the New Orleans office from 1991 through 2002. Mr. Bouillion holds a Master of Science in Accounting from Louisiana State University.

Mr. Bouillion’s tax and financial planning services experience and his 36-year career in tax with an international accounting firm, where he served in various leadership positions, make him a valuable member of the Board and Audit Committee and distinctively qualified to chair our Compensation Committee. His prior management experiences add valuable perspective on the challenges faced at the Board level.

Enoch L. Dawkins, 72, has served as a Director since August 2003. He has approximately 50 years of experience in the energy industry. From 1991 until his retirement in March 2003, Mr. Dawkins served as president of Murphy Exploration and Production Company, a subsidiary of Murphy Oil. His career included numerous management positions domestically and internationally with Ocean Drilling and Exploration Company (known as ODECO), a company he joined in 1964, including serving as President from 1989 until its acquisition by Murphy Oil Company in 1991. Mr. Dawkins began his career as a drilling engineer with The California Co., a predecessor to Chevron USA. Mr. Dawkins was previously on the board of Murphy Oil Canada, Ltd.

Mr. Dawkins’ employment history as an executive in the domestic and international oil and gas industry makes him uniquely suited to understand and oversee the complex managerial, strategic and financial considerations necessary to serve on our Board and as our Lead Director. Mr. Dawkins’ service on other private, non-profit and industry boards allows him to provide our Board with a variety of perspectives on corporate governance issues.

James M. Funk, 60, has served as a director since May 2005. Dr. Funk is currently the President of J.M. Funk & Associates, an oil and gas business consulting firm, and has more than 30 years of experience in the energy industry. Dr. Funk served as Senior Vice President of Equitable Resources (now EQT) and President of Equitable Production Co. from June 2000 until December of 2003. Previously, Dr. Funk worked for 23 years with Shell Oil Company and its affiliates, including serving as President of Shell Continental Companies, President of Shell Midstream Enterprises, Inc., and Vice President of Shell Offshore, Inc. Dr. Funk has previously served on the boards of Westport Resources (April 2000 to June 2004) and Matador Resources Company (January 2003 to December 2008). Dr. Funk currently serves as a Director of Range Resources Corporation and Canadian Superior Energy Services Inc. Dr. Funk holds a PhD in Geology and is a Certified Petroleum Geologist.

Dr. Funk’s extensive experience in the energy industry in similar areas as the Company’s operations gives him a unique understanding of our business and the challenges and strategic opportunities facing us. His career has also provided him with substantial personnel management experience making him highly qualified to serve as a member of our Compensation and Nominating and Corporate Governance Committees. In addition, his service on the board of directors of a variety of public companies adds valuable perspective in connection with the role of the board and positions him well to handle challenges faced at the Board level.

Terence E. Hall, 64, has served as the Chairman of the Board, Chief Executive Officer and a Director since December 1995. From December 1995 until November 2004, he also served as our President. Mr. Hall is the founder of the Company and has served as Chief Executive Officer of the Company and its predecessors since 1980. Mr. Hall also serves as a director of Whitney Holding Corp.

Mr. Hall has led the Company through tremendous growth through all industry cycles. His detailed knowledge of every aspect of our business and perspective regarding strategic and operational opportunities and challenges facing the Company and the oil and gas industry enable him to guide the Company’s business strategy and focus the Board on the most significant business issues.

Ernest E. “Wyn” Howard, III, 67, has served as a Director since January 2005. Mr. Howard retired as a director of Stratus Properties, Inc. in 1996, where he previously served as President and Chief Executive Officer. He also previously served as Chief Financial Officer, Executive Vice President and a director of Freeport-McMoRan Copper & Gold Inc. (FCX). In the 1970s and 1980s, Mr. Howard served in a variety of executive capacities with FCX’s former parent company, Freeport-McMoRan, Inc., and its predecessor company, McMoRan Oil & Gas Co. Mr. Howard also served as a Trustee and member of the Audit Committee and Nominating Committee of Capital One Funds from 2003 to 2007.

Mr. Howard’s extensive experience serving as an executive and a director for various publicly traded companies provides him with a wealth of knowledge in dealing with financial, accounting and regulatory matters at the Board level and gives him a deep understanding of the role of the Board and expectations of our directors. His prior business and board experiences make him highly qualified to serve as the chair of our Nominating and Corporate Governance Committee and as a member of our Audit Committee.

Justin L. Sullivan, 70, has served as a Director since December 1995. Mr. Sullivan has been a private investor and has served as a business consultant since May 1993. Prior to May 1993, he held senior operating and financial management positions with various companies in the forest products industry, including Plywood Panels, Inc. and its predecessors where he served as President from 1992 until 1993 and Vice President, Treasurer and Director from 1967 until 1992. Mr. Sullivan also has been an accounting faculty member of the University of New Orleans and Tulane University for over ten years. Mr. Sullivan holds an MBA (accounting option) from Tulane University and is a certified public accountant.

As our longest serving non-management director, Mr. Sullivan brings important institutional knowledge to the Board. Mr. Sullivan’s educational background, experience in financial management and ongoing involvement in accounting provide him with the necessary skills to lead the Audit Committee and evaluate financial results and generally oversee the financial reporting process of our Company. Mr. Sullivan also brings significant business and accounting experience to our Board and provides insight into strategies and solutions to address an increasingly complex business environment.

CORPORATE GOVERNANCE

The Board is responsible for our management and direction and for establishing broad corporate policies. The Board and various committees of the Board regularly meet to review and discuss operating, compensatory and financial reports presented by management, as well as reports by experts and other advisors. In recent years, the Board has actively focused on succession planning and management development activities, seeking input from members of the Board and senior management to find candidates for potential successors to the CEO and other senior executives. The Board considers the Company’s organizational needs, competitive challenges, the potential of senior leadership, future development and possible emergency situations. With these considerations in mind, the Board routinely discusses the experience, skills, areas of expertise, accomplishments and goals of potential talent from which the Board would be able to select successors to the CEO and other senior executives. The full board has the primary responsibility to develop succession plans for the CEO position.

Director Independence; Board’s Leadership Structure

The Board of Directors has determined that the following directors are “independent” within the meaning of the New York Stock Exchange (NYSE) listing standards currently in effect: Ernest E. Howard, III, Justin L. Sullivan, James M. Funk and Harold J. Bouillion. Under NYSE listing standards, the Board is not able to consider our fifth non-management director, Enoch L. Dawkins, “independent” because one of his sons-in-law is a consulting principal with KPMG LLP, our independent registered public accounting firm.

The Board believes that Mr. Hall’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. As founder of the Company and architect of the Company’s decentralized operating structure, he possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Mr. Hall’s combined role as Chairman of the Board and Chief Executive Officer creates unified leadership and direction for the Board and executive management and promotes a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers, particularly during times of uncertain economic and industry conditions. In addition, Mr. Hall’s employment agreement provides that he will serve as both Chairman of the Board and Chief Executive Officer.

As stated above, four of our six directors are independent, and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the Board has adopted a policy providing that the non-management directors meet regularly in executive session. This policy and our Corporate Governance Guidelines also provide that so long as the Chief Executive Officer is also the Chairman of the Board, the Board will elect annually a Lead

Director who has been recommended by the Nominating and Corporate Governance Committee. The Lead Director’s responsibilities include presiding over the executive sessions of the non-management directors and at other meetings of the Board in the absence of the Chairman. He communicates any issues discussed by the non-management directors back to the Chairman, confers with the Chairman at intervals between Board meetings, and assists in planning for Board and committee meetings. In addition, the Lead Director acts as a liaison between the Chairman and the other Board members to ensure close communication and coordination among them and to promote a harmonious and effective relationship. The Board elected Mr. Dawkins to serve as Lead Director of the Board until the 2010 annual meeting of stockholders. While Mr. Dawkins in not deemed “independent” by virtue of his son-in-law’s employment with KPMG LLP, Mr. Dawkins is a non-management director and the Board does not believe this relationship affects his business judgment or decision-making abilities.

The Board believes that the foregoing leadership structure and polices strengthen Board leadership, foster cohesive decision-making at the Board level, solidify director collegiality, improve problem solving and enhance strategy formulation and implementation.

Meetings of the Board; Meeting Attendance

There were seven Board meetings in 2009. Each director attended all of the meetings of the Board and the committees of which he was a member. The Board has adopted a policy that recommends that all directors personally attend each stockholders meeting. At the last annual meeting of stockholders held on May 22, 2009, all of our directors were in attendance.

Board Committees

Our Board has three standing committees comprised of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees regularly report back to the full Board with specific findings and recommendations in their areas of oversight and liaise regularly with the Lead Director. The Board has affirmatively determined that each member of each of our standing committees has no material relationship with the Company and is also “independent” within the meaning of NYSE listing standards. Members of the individual committees are named below:

Nominating and
Audit	Compensation	Corporate Governance

J.L. Sullivan*	H.J. Bouillion*	E.E. Howard III*
E.E. Howard III	J.L. Sullivan	J.M. Funk
H.J. Bouillion	J.M. Funk	J.L. Sullivan

*	Chairman of the committee

Each of the Board’s standing committees has adopted a written charter that has been approved by the Board. Copies of these charters, as well as copies of our Corporate Governance Principles and our Code of Business Ethics and Conduct, are available on the investor relations page of our website at www.superiorenergy.com and are available in print upon request to our Secretary, Superior Energy Services, Inc. 601 Poydras Street, Suite 2400, New Orleans, LA 70130.

Audit Committee

The Audit Committee is primarily responsible for assisting the Board in fulfilling its fiduciary duties to our stockholders with respect to financial matters. The Audit Committee is also primarily responsible for evaluating and selecting our independent registered accounting firm, approving the nature and scope of services performed by the independent registered accounting firm and reviewing the range of fees for such services, conferring with the independent registered accounting firm and reviewing the results of its audits, overseeing our annual evaluation of the effectiveness of internal control over financial reporting and our internal audit function. The Audit Committee met five times during 2009. The Board has determined that each of Justin L. Sullivan, Ernest E. Howard, III and Harold J. Bouillion qualify as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee determines the nature and amount of compensation of all of our executive officers, including our Chief Executive Officer, determines the amount of equity awards granted to employees, provides guidance and makes recommendations to management regarding employee benefit programs and administers our long-term incentive plans. The Compensation Committee met six times during 2009.

Our Chief Executive Officer makes recommendations to the Compensation Committee for salary, bonus, and long-term incentive awards for all executive officers except himself. He develops these recommendations based on competitive market information, the Company’s compensation strategy, his assessment of the individual’s performance and tenure of the executives. The Compensation Committee discusses the recommendations with the Chief Executive Officer, then either approves or modifies the recommendations as it determines is appropriate. Regarding the Chief Executive Officer’s compensation, the Compensation Committee reviews the competitive market information and determines changes to pay and incentive awards based on the compensation strategy and the committee’s assessment of his performance.

Since May 2007, the Compensation Committee has engaged Pearl Meyer & Partners (“PM&P”), an independent compensation consultant, to advise the committee on matters relating to executive compensation and assist it in maintaining and administering our executive compensation programs. The Compensation Committee annually requests PM&P to conduct an executive compensation review to benchmark the Company’s senior executive compensation relative to an industry peer group selected by the Compensation Committee with input from the compensation consultant and management and published market survey data. See “Executive Compensation — Compensation Discussion and Analysis — Role of Compensation Consultant” herein for more information.

The terms of our stock incentive plans permit the Compensation Committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934; however, the committee has not delegated this authority to any individual.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become directors, determining the composition of the Board and Board committees, monitoring the process to assess Board effectiveness and developing and implementing our Corporate Governance Principles. The Nominating and Corporate Governance Committee also reviews the compensation of our non-management directors. The Nominating and Corporate Governance Committee met three times during 2009.

Nominee Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. Our Corporate Governance Principles provide that this assessment should include issues of judgment, diversity, age, skills such as an understanding of the Company’s industry, international background and similar attributes, all in the context of an assessment of the perceived needs of the Board at that point in time. When seeking candidates for director, other than potential nominees who are current directors standing for re-election, the Nominating and Corporate Governance Committee identifies potential nominees for director through business and other contacts. The committee will also consider director nominees recommended by stockholders in accordance with the procedures described in our By-laws. We did not pay any fee to any third party to identify, or evaluate or assist in identifying or evaluating, potential nominees for election as director at the 2010 annual meeting of stockholders. However, the committee may in the future choose to retain a professional search firm to identify potential nominees for director.

As provided in our Corporate Governance Principles, stockholders may propose director nominees for consideration by the Nominating and Corporate Governance Committee by submitting names and supporting information in accordance with our By-laws by mail, c/o Secretary, Superior Energy Services, Inc., 601 Poydras Street, Suite 2400, New Orleans, LA 70130. For the 2010 annual meeting, we did not receive timely notice of director nominations from any stockholder. Stockholder recommendations for the 2011 annual meeting will be considered for inclusion in our proxy materials only if received not more than 120 days and not less than 90 days in advance of the first anniversary of the 2010 annual meeting of stockholders (between and including January 21, 2011 and February 20, 2011).

The Nominating and Corporate Governance Committee believes that nominees to our Board must meet the following minimum qualifications: have achieved significant success in the energy industry or have extensive financial expertise, particularly in the energy industry; be committed to representing the long-term interests of our stockholders; and have high ethical and moral standards and integrity. The committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has experience and expertise that is relevant to our business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting us;

•	whether the potential nominee is independent, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with our best interests and the best interests of our stockholders, and whether he or she is willing and able to represent the interests of all of our stockholders; and

•	whether there are factors that could affect the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.

There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director suggested by stockholders using the process set forth in our By-laws.

In addition, with respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board. Each of the nominees for director at the 2010 annual meeting of stockholders is a current director standing for re-election.

Role of the Board in Risk Oversight

The Board is responsible for oversight of the company’s risk assessment and risk management processes. This responsibility requires the Board to assess and understand the risks the Company faces, the steps management is taking to manage these risks and the level of risk that is appropriate for the Company at any given time. In 2007, the Company implemented an enterprise risk management (ERM) program to assist the Board in fulfilling this responsibility. The ERM program establishes a framework that enables management to identify, assess and manage risks and a process by which management will provide information to the Board on the most significant risks and how those risks are being managed. It also establishes procedures to align risk tolerance and strategy, link risk with growth and return, enhance risk response decisions, minimize operational surprises and losses, identify and manage cross-enterprise risks and provide integrated responses to multiple risks.

The Board is responsible for determining whether the Company is appropriately identifying, assessing and managing all facets of the risks the Company faces. Pursuant to the ERM program, management established a risk committee, principally comprised of senior executive officers, which is responsible for the ongoing execution of the ERM program. The risk committee reviews risk related decisions made by employees and uses risk-based information in strategy development. The Audit Committee reviews with the risk committee the risks identified, management’s responses, information and communication process, and monitoring program to ensure adequate coverage. The Audit Committee is updated periodically by the risk committee on the overall operation of the ERM program. The risk committee will also bring more significant risks and risk management decisions to the full Board as required.

In addition to the ERM program, our internal audit manager reports directly to the Audit Committee on a quarterly basis and to our Chief Financial Officer regularly.

Stock Ownership Guidelines

On March 2, 2007, the Board of Directors approved stock ownership guidelines applicable to our non-management directors. Under the guidelines, each non-management director is required to own shares of our common stock equal in value to five times the annual retainer paid to the non-management directors. The non-management directors will have five years to comply with the guidelines, and the restricted stock units held by these directors (which are described below) will be counted towards their ownership requirements. As of the date of this proxy statement, all of our non-management directors had reached or exceeded the required ownership level. See “Stock Ownership of Management” for the number of shares of our common stock beneficially owned by our non-management directors as of March 31, 2010.

Communications with the Board

Stockholders and other interested parties may communicate directly with one or more members of our Board, or the non-management directors as a group, by sending a letter by mail addressed to Secretary, Superior Energy Services, Inc., 601 Poydras Street, Suite 2400, New Orleans, LA 70130. The secretary will forward the communication directly to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

During 2009, the Compensation Committee was composed entirely of non-management directors and none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board.

DIRECTOR COMPENSATION

Our non-management directors receive an annual retainer of $40,000 a year. The chairman of the Audit Committee receives an additional retainer of $20,000 a year; the chairman of the Compensation Committee receives an additional retainer of $15,000 a year; the chairman of the Nominating and Corporate Governance Committee receives an additional retainer of $10,000 a year; and our Lead Director receives an additional retainer of $25,000 a year. These amounts are paid in equal monthly installments. Non-management directors also receive a $1,500 fee for each Board and committee meeting attended. Effective April 1, 2010, the annual cash retainer paid to our non-management directors increased to $60,000, and the fee paid to our non-management directors for each Board and committee meeting attended increased to $2,000. All other amounts paid to our non-management directors will remain unchanged.

In order to closely align the non-management directors’ compensation with the financial interests of our stockholders, a significant portion of their compensation is paid in equity in accordance with the terms of our Amended and Restated 2004 Directors Restricted Stock Units Plan (the “Directors Plan”). Under the terms of the Directors Plan, on the day following each annual meeting of stockholders, each non-management director is automatically granted a number of restricted stock units (“RSUs”) having an aggregate value equal to a specified dollar amount set by the Board (the “RSU Compensation Amount”), which was $140,000 for 2009. The exact number of units granted is determined by dividing the RSU Compensation Amount by the closing price of our common stock on the day of the annual meeting. An RSU represents the right to automatically receive from us, within 30 days of the date the participant ceases to serve on the Board, one share of our common stock. In addition, upon any person’s initial election or appointment as an eligible director, other than at an annual meeting of stockholders, such person will receive a pro rata number of RSUs based on the number of full calendar months between the date of election and the first anniversary of the previous annual meeting. The Board has set the RSU Compensation Amount for 2010 at $190,000.

The table below summarizes the compensation of our non-management directors for the fiscal year ended December 31, 2009. Mr. Hall does not receive any special compensation for his service as a director. His compensation as an executive is reflected in the “Summary Compensation Table” herein. All non-management directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings.

2009 Director Compensation

	Fees Earned or
	Paid in Cash	Stock Awards
Name	(1)	(2)(3)	Total

Mr. Bouillion	$82,000	$140,000	$222,000
Mr. Dawkins	$116,833	$140,000	$256,833
Mr. Funk	$130,833	$140,000	$270,833
Mr. Howard	$72,500	$140,000	$212,500
Mr. Sullivan	$91,500	$140,000	$231,500

(1)	Amounts shown reflect fees earned by the directors during 2009. At the Board’s request, each of Messrs. Funk and Dawkins served as members of the management committee of an equity method investment of the Company in 2009. In connection with their service on the management committee, each received an additional $20,000 annual retainer and $1,500 for each management committee meeting attended. The equity method investment of the Company was recapitalized in October 2009 and the management committee was disbanded.

(2)	Amounts reflect the aggregate grant date fair value of the restricted stock unit awards. Restricted stock units are valued on the date of grant at the closing sale price per share of our common stock. On May 23, 2009, each non-employee director received an award of 6,796 restricted stock units with a grant date fair value of $140,000.

(3)	As of December 31, 2009, the non-management directors had the following stock and option awards outstanding:

	Restricted
Director	Stock Units	Options

Mr. Bouillion	14,265	—
Mr. Dawkins	21,355	20,000
Mr. Funk	18,094	—
Mr. Howard	18,579	—
Mr. Sullivan	21,355	20,000

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of our common stock beneficially owned by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock as of March 31, 2010. The information in the table is based on our review of filings with the Securities and

Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

FMR LLC	6,257,574 (1)	8.0%
82 Devonshire Street
Boston, MA 02109

BlackRock, Inc.	9,729,464 (2)	12.4%
40 East 52nd Street
New York, NY 10022

(1)	In Amendment No. 5 to the Schedule 13G filed by FMR LLC with the SEC on February 12, 2010, FMR LLC reported that it has sole power to vote or direct the vote of 795,610 shares of common stock, and sole power to dispose or direct the disposition of 6,257,574 shares of common stock.

(2)	Based on information contained in the Schedule 13G filed with the SEC on January 8, 2010 by BlackRock, Inc., which acquired Barclays Global Investors, N.A. and its affiliates on December 1, 2009.

STOCK OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of March 31, 2010 by (i) our directors, (ii) our Chief Executive Officer, Chief Financial Officer and three other most highly-compensated executive officers, and (iii) all of our directors and executive officers as a group. The information in the table is based on our review of filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class

A. Patrick Bernard	183,956		*
Kenneth L. Blanchard	401,496	(2)	*
Harold J. Bouillion	21,265	(3)	*
Patrick J. Campbell	31,381		*
Enoch L. Dawkins	41,355	(3)	*
James M. Funk	20,094	(3)(4)	*
Terence E. Hall	1,182,400		1.5%
Ernest E. Howard	23,579	(3)	*
Justin L. Sullivan	71,355	(3)	*
Robert S. Taylor	389,514		*
All directors and executive officers as a group (16 persons)	3,081,180		3.8%

*	Less than 1%.

(1)	Includes shares of common stock purchased by participants in our Employee Stock Purchase Plan through March 2010, and the number of shares subject to options that are exercisable by May 31, 2010, as follows: Mr. Bernard (136,631); Mr. Blanchard (263,717); Mr. Dawkins (20,000); Mr. Hall (973,591); Mr. Sullivan (20,000); Mr. Campbell (4,366); Mr. Taylor (327,926); and all other executive officers as a group (517,307).

(2)	Includes 15,794 shares held by Mr. Blanchard’s spouse, of which Mr. Blanchard is deemed to be the beneficial owner.

(3)	Includes the number of shares the director has the right to receive through the grant of restricted stock units, as follows: Mr. Bouillion (14,265), Mr. Dawkins (21,355), Mr. Funk (18,094), Mr. Howard (18,579), and Mr. Sullivan (21,355). Each restricted stock unit vests immediately upon grant, but the shares of common stock payable upon vesting will not be delivered to the director until he ceases to serve on our Board of Directors.

(4)	Includes 2,000 shares held jointly with Mr. Funk’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our equity securities. Based solely upon our review of the Forms 3, 4 and 5 filed during 2009, and written representations from certain reporting persons that no Forms 5 were required, we reasonably believe that all required reports were timely filed.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the Compensation Committee’s determination of how and why, in addition to what, compensation actions were taken for the executive officers who are identified in the Summary Compensation Table below (the “named executive officers”).

Objectives of Compensation Program

The Compensation Committee is committed to and responsible for designing, implementing, and administering a compensation program for executive officers that ensures appropriate linkage among pay, Company performance, and results for stockholders. The committee seeks to increase stockholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain executives with the skills, educational background, experience and personal qualities needed to successfully manage our business.

Our executive compensation program is intended to provide incentives for executives to:

•	Remain with the Company over the long-term, especially through the industry cycles

•	Outperform our peers, in terms of both short- and long-term performance

•	Deliver performance that consistently meets or exceeds expectations

•	Establish a reputation as an industry leader in safety performance

To achieve these objectives, the Company uses several different compensation elements that are geared to both the short-and long-term performance of the Company. The following principles influence the design and administration of the Company’s executive compensation program:

•	Compensation should be directly related to performance

We believe that executive compensation should be highly influenced by and correlated to the Company’s overall performance and stockholder return. In addition, the performance of the executive and the teamwork exhibited by the executive must be considered. We work to design plans that payout based on the achievement of specific performance targets, realizing that the goal-setting process and the administration of incentive compensation plans in our industry are less than perfect primarily due to its historical volatility and cyclicality as a result of commodity pricing. We also believe that incentive compensation should make up the largest part of an executive’s compensation package, and the incentive portion should increase when performance warrants, and decrease when it does not. Our total compensation program for executives includes short-and long-term incentives, which are both directly linked to company performance through the performance criteria in the program.

•	Compensation levels should be competitive

We are committed to providing a competitive compensation program for our executives, as well as all of our employees. It is critical in the energy industry to provide competitive pay, without which it is very difficult to attract and retain the caliber of talent required to be successful. The Compensation Committee has approved, with input from management and the Committee’s compensation consultant, our pay strategy relative to the market. We have established a process for evaluating the competitiveness of all elements of direct compensation, including base pay, and short- and long-term incentives.

•	The majority of executive compensation should be at risk

For the executive team, the majority of the compensation program is at risk through short- and long-term incentives. We consider incentives to be at risk if the compensation opportunity at the start of the performance cycle can vary depending upon the Company’s performance. Our executives receive payments under our annual cash bonus program only when the Company meets or exceeds annual goals established and approved by the Committee. Our long-term awards, which are split between time- and performance-based incentives, are also at-risk compensation. The ultimate value of the performance-based, long-term incentives is based upon the extent to which the Company outperforms its industry peers over a three-year period, and the ultimate value of the time-vested awards is determined by the Company’s stock price at vesting. We believe that having a compensation program for executives that emphasizes pay at risk strengthens the alignment between pay and stockholder interests. See “Components of Executive Compensation — Long Term Incentives” herein for more information.

•	Incentive compensation should balance short- and long-term performance

In designing our incentive compensation programs, we have attempted to strike a meaningful balance between short-term motivation and long-term value. For example, we utilize an annual incentive compensation program that rewards executives for the achievement of annual goals geared to the profitability and safety performance of the Company. However, so as not to overemphasize the short-term at the expense of the long-term, we provide long-term incentive opportunities which have significantly more potential reward value to the executive if goals are met and share price grows. As part of our annual evaluation of the compensation program, we consider whether the program is balanced in terms of base pay and incentives, both short- and long-term.

•	Compensation programs should provide an element of retention and motivate executives to stay with the Company long-term

A primary focus of our compensation program is to motivate executives to stay with the Company and create long-term stability for the Company. We believe that in order to retain key employees, we must provide a competitive total compensation opportunity. To reinforce this objective, we have included design elements in the program that provide strong retention incentives. Executives forfeit their opportunity to earn a payout from the performance-based long-term incentives (PSUs) if they voluntarily leave the Company before the three-year performance cycle is complete, except in the case of retirement. Also, the use of time-vested restricted stock and stock options provide a strong incentive for employees to stay with the Company.

•	Compensation programs should encourage executives to own Company stock

We have taken several steps to encourage our executives to be owners of Company stock and thereby have a strong alignment with stockholder interests. First, we grant shares of time-vested restricted stock as one of our long-term incentives. Second, upon payout of our performance-based long-term incentives (PSUs), the Committee may elect to pay up to 50% of the value in the form of common stock. Finally, our stock ownership guidelines require our executive officers to own shares of Company stock equivalent to a stated multiple of the executive’s base salary. The multiple varies depending on the executive’s job title. See “Executive Compensation Policies and Procedures — Stock Ownership Guidelines” herein for more information.

Executive Summary of 2009 Company Performance

Like many companies, 2009 was a difficult year for us. The oil and gas industry remains highly cyclical and seasonal. Activity levels are driven primarily by traditional energy industry activity indicators, which include current and expected commodity prices, drilling rig counts, well completions and workover activity, geological characteristics of producing wells which determine the number of services required per well, oil and gas production levels, and customers’ spending allocated for drilling and production work, which is reflected in our customers’ operating expenses or capital expenditures. The significant downturn in commodity prices, decreased domestic and international drilling activity, and overall decreased industry activity reduced pricing and utilization of our products and services in all segments and geographic markets. Our domestic land revenue decreased 41%, our Gulf of Mexico revenue decreased 21% and our international revenue had an overall increase of 2%.

Our response to market conditions has been to reduce headcount in certain geographic markets without impairing our ability to participate in an increase in demand once industry conditions improve, move assets to other geographic markets, consolidate certain facilities and reduce operating costs. In an effort to support our cost-cutting initiatives, in March 2009 our executive officers volunteered to reduce their base salaries by 10% to 15%, which reductions remained in place for the remainder of 2009. In addition, due to the difficulties outlined above, we did not meet the threshold target set under our executive annual cash incentive plan, thus our executive officers did not receive cash bonuses for 2009 under that program. See “Components of Executive Compensation — Annual Incentive Bonus” herein for more information.

Role of Management in Setting Compensation

Our Chief Executive Officer is involved in recommending the compensation of our executive officers, other than himself. Each year, the CEO makes recommendations to the Committee regarding salary adjustments, discretionary bonus awards under the annual incentive program and long-term incentive grants to our other executive officers. In formulating his recommendations, the CEO considers various factors, including his subjective analysis of the individual’s performance and contributions, the performance of his business unit (if applicable to the particular officer), experience level, tenure in position, the average base pay level for similar positions, and the Company’s performance. Although the Committee considers the CEO’s recommendations, the Committee makes all final determinations regarding executive compensation.

Role of Compensation Consultant

Since May 2007, the Committee has engaged Pearl Meyer & Partners (“PM&P”) as its independent executive compensation consultant to advise the Committee on matters relating to executive compensation and assist it in developing and implementing our executive compensation programs. The Committee also discussed this Compensation Discussion and Analysis with PM&P. During 2009, PM&P did not provide any non-executive consultation services to management, and will not provide such services going forward unless approved in advance by the Committee.

Peer Groups, Annual Benchmarking Process and Survey Data

Since 2007, the Committee has evaluated the Company’s executive compensation practices and financial performance by reference to two different peer groups as described below. The Committee periodically reviews the companies comprising each peer group, and revises each group as it deems appropriate after consultation with PM&P.

Performance Peer Group	Performance Peer Group (used for PSUs granted in 2008)	Performance Peer Group (used for PSUs granted in 2009)

➢ This group is used to measure our financial performance under our long term incentive program, in particular the performance share units (PSUs).

➢ For the 2009 PSU awards (granted in December 2008), the comparative group consisted of 11 oilfield services companies, which group has been reduced to 10 due to industry consolidation.

➢ Performance Peer Group revised in December 2009 to consist of 16 oilfield services companies. The revised group is more aligned with the Company’s operating mix, which has changed since the group was originally established to include an increased focus on both US land and international markets, and is large enough to accommodate further consolidation in the industry.
BJ Services Company
Helix Energy Solutions Group, Inc.
Helmerich & Payne, Inc.
Oceaneering International, Inc.
Oil States International, Inc.
Pride International, Inc.
RPC, Inc.
Seacor Holdings Inc.
Smith International, Inc.
Tetra Technologies, Inc.
Weatherford International, Ltd.
Baker Hughes, Inc.
Basic Energy Services, Inc.
Cameron International Corp.
Complete Production Services, Inc.
Global Industries Ltd.
Helix Energy Solutions Group, Inc.
Hercules Offshore, Inc.
Key Energy Services, Inc.
National Oilwell Varco, Inc
Oceaneering International, Inc.
Oil States International, Inc.
RPC, Inc.
Smith International, Inc.
Superior Well Services, Inc.
Tetra Technologies Inc.
Weatherford International, Ltd.

Compensation Peer Group	Compensation Peer Group (used for 2008 and 2009 reviews)	Compensation Peer Group (as revised on December 2009)

➢ This group is used by the Committee and PM&P to evaluate and benchmark executive compensation.

➢ Group consists of 16 companies in the oilfield services industry with comparable revenue ranges, and includes companies with whom we compete for executive talent as well as performance.

➢ Compensation Peer Group revised in December 2009 to replace one company that was acquired and is no longer public.
Basic Energy Services, Inc.
BJ Services Company
Cameron International Corp.
Complete Production Services, Inc.
Global Industries Ltd.
Helix Energy Solutions Group, Inc.
Hercules Offshore, Inc.
Key Energy Services, Inc.
National Oilwell Varco, Inc
Oceaneering International, Inc.
Oil States International, Inc.
Pride International, Inc.
RPC, Inc.
Seacor Holdings Inc.
Smith International, Inc.
Weatherford International, Ltd.	Basic Energy Services, Inc.
Cameron International Corp.
Complete Production Services, Inc.
Global Industries Ltd.
Helix Energy Solutions Group, Inc.
Hercules Offshore, Inc.
Key Energy Services, Inc.
National Oilwell Varco, Inc
Oceaneering International, Inc.
Oil States International, Inc.
Pride International, Inc.
RPC, Inc.
Seacor Holdings Inc.
Smith International, Inc.
Tetra Technologies Inc.
Weatherford International, Ltd.

In the past, the Committee has requested its consultant conduct an annual executive compensation review to benchmark the Company’s senior executive compensation relative to the Compensation Peer Group with supplemental data from published market surveys. During 2008, PM&P conducted an extensive compensation review, assessing all components of our compensation program. The Committee used this report to evaluate executive compensation levels, including base salary and actual incentive payouts relative to the market and the Company’s stated strategy. During 2009, in light of market conditions, the Committee requested that PM&P conduct an abbreviated review, which included a brief assessment of our competitive positioning prior to the September 2008 market crash, and a review of compensation practices and trends among our peers in responding to market conditions.

PM&P supplements data from the Compensation Peer Group with broad-based compensation survey data to develop a comprehensive view of the competitive market data. The Committee believes that this use of survey data is an important element of our compensation evaluation. Compensation survey data includes companies from the broader energy industry that influence the competitive market for executive compensation levels. Further, survey data is drawn from the surveys representing companies that are comparable to the Company in terms of size and scale.

The Committee has reviewed and evaluated an executive tally sheet that contained a listing and quantification (as appropriate) of each component of our compensation program for all of our executive officers in 2009, including special executive benefits and perquisites, as well as accumulated values (e.g., stock option holdings) and other contingent compensation such as severance arrangements. The Committee believes that our balance of annual and long-term compensation elements, our mix of long-term incentive vehicles and our stock ownership guidelines that encourage executive ownership result in a compensation program that aligns our executives’ interests with those of our stockholders and does not encourage our management to take unreasonable risks relating to our business. The various components of our executive compensation program are described in detail in the sections to follow.

Components of Executive Compensation

The main components of our executive compensation program are base salary, annual bonus and long-term incentives. We also provide our executives with certain post-employment benefits, including a supplemental executive retirement plan, that are described herein. Overall, the Company positions the majority of the executive compensation program to be at-risk based on measurable performance, with a specific emphasis on the long-term performance of the Company. As an executive’s level of responsibility increases, a greater portion of total compensation is at risk, creating the potential for greater variability in the individual’s compensation level from year to year. The following charts illustrate the mix of compensation elements for our named executive officers.

As reflected above, the CEO’s component mix is more heavily weighted towards long-term performance and reflects the Committee’s view that his role in setting the strategic direction of the Company gives him greater influence on the ultimate performance level achieved. The Committee believes that its current combination of programs provides an appropriate mix of fixed and variable pay, balancing short-term and long-term performance, and encouraging executive retention. A description of each element of the Company’s compensation program follows.

Base Salary

The primary role of the Company’s base salary element is to compensate executives for the experience, education, personal qualities and other qualifications that are key for their specific role within the Company. In establishing base cash compensation for our executives, we have historically targeted the market median and generally consider individual base salaries that are either +/- 10% of the market median to be within the competitive range of the median target.

In setting base salary compensation for 2009, the Committee reviewed PM&P’s 2008 review of our executive compensation program. At that time, the Committee concluded that many of the base salaries of our executive officers were positioned below the then-current market median. Considering the increased growth and profitability of the Company during 2008, the Committee raised executive base salaries effective January 1, 2009. The overall base salary increase was 6.7% for the named executive officers, with individual increases ranging from 4.3% to 9.6%. The CEO’s base salary increased by 8.6% to $825,000. In making the adjustment to Mr. Hall’s base salary, the Committee reviewed Mr. Hall’s exceptional performance during 2008, the Company’s sustained high performance under Mr. Hall’s leadership, and noted the need to remain competitive with the market. Mr. Hall’s increase moved him to 8% above the market median at that time.

In March 2009, the executive team voluntarily elected to reduce their salaries, with Mr. Hall’s base salary being reduced by 15%, Mr. Blanchard’s reduced by 12%, and all of our other executive officers’ base salaries being reduced by 10%. These voluntary salary reductions were implemented in recognition of the current economic climate and to demonstrate to the Company’s workforce the commitment of the executive team to cost control. In December 2009, Mr. Hall and the Committee agreed that the voluntary salary reductions would be discontinued, and that effective January 1, 2010, the annual base salaries of senior management of the Company would be reinstated to the January 2009 levels, which were previously approved by the Committee. As noted above, during 2009 PM&P conducted an abbreviated compensation review focused on assessing our competitive positioning prior to the September 2008 market crash, and reviewing compensation practices and trends among our peers in responding to market conditions. Based on that review, the Committee concluded that there would be no salary increases for 2010.

Annual Incentive Bonus

The purpose of the Company’s annual incentive bonus program is to reward executives for achievement of annual operational, financial and safety goals. Although the Committee sets annual incentive target levels that result in median payouts when performance objectives are met, this program provides executives the opportunity to earn significantly higher payments depending on the extent to which these performance objectives are exceeded. Further, in line with our pay-for-performance philosophy, the Committee has in the past made additional discretionary cash awards to recognize exceptional Company performance. Below is a description of the program in effect for 2009, although after evaluating the Company’s performance for 2009, none of the named executive officers received an annual incentive bonus.

Establishment of Plan Parameters for 2009

In administering the annual incentive bonus plan, our Compensation Committee annually approves the minimum, target and maximum award opportunities for all of the executives and the annual incentive plan goals at the beginning of the performance cycle. For the 2009 plan year, the Committee approved pre-tax income as the performance measure for the plan. Considering the difficult market conditions and the resulting uncertain demand for our services, and other challenges facing the Company in 2009, the Committee set the pre-tax income target for 2009 at $361.5 million, which represented a 26.5% reduction from the pre-tax income target for the 2008 annual incentive bonus program. Following the end of the performance cycle, our actual operating results for the year could be adjusted for extraordinary events, including, among other things, gains and losses on the sale of businesses and hedging activities.

Under the plan, our named executive officers were eligible to receive an annual incentive bonus based on a target percentage of their base salary. They could earn more, or less, than the target amount based on the level of achievement as measured against the pre-tax income goals. The possible bonus payout levels for 2009 for each named executive officer, stated as a percentage of the officer’s base salary, are as follows:

Named Executive Officer	Minimum	Target	Maximum

Mr. Hall	45%	90%	180%
Mr. Blanchard	37.5%	75%	150%
Mr. Taylor	32.5%	65%	130%
Mr. Bernard	30%	60%	120%
Mr. Campbell	27.5%	55%	110%

The pre-tax income goal for the target payouts was equivalent to the Company’s budgeted pre-tax income goal approved by the Board for 2009, with the financial goal associated with minimum payout equivalent to 90% of the target goal and the goal for maximum payout equivalent to 110% of the target goal.

Assuming the particular executive officer qualified for an annual incentive bonus payout, the payout could either be reduced by a maximum of 25% if pre-determined “base” metrics were not met or increased by a maximum of 12.5% for achieving “stretch” targets. The metric applicable to the Company’s executive officers was safety performance, determined by reference to Total Recordable Incident Rate (TRIR). In 2009, the base and stretch TRIR thresholds were set to .61/.58. Thus, if the Company did not achieve at least the base threshold level of .61 for TRIR, then each named executive officer’s annual incentive bonus would be proportionately reduced by up to 25%. If the level achieved was between the base and stretch targets, then there would be a proportionate adjustment to the officers’ annual incentive bonuses. Finally, if the Company reached or exceeded the stretch target of .58 for TRIR, then each officer’s annual incentive bonus would be increased by 12.5%.

Determination of 2009 Results

In February 2010, the Committee reviewed the Company’s financial results for 2009 and confirmed that the Company had failed to reach 90% of the pre-tax income target established for 2009. As such, none of the executive officers received a payout under this program.

Mr. Campbell, who became an executive officer in March 2009, is the former president of one of our subsidiaries. Upon becoming an executive officer, he became eligible to participate in the executive annual incentive bonus program, but remained a participant in a monthly bonus pool maintained by the subsidiary during 2009. Under this program, in which all the subsidiary’s full-time employees participate, a bonus pool is funded each month from a percentage of labor billed by the subsidiary, and monthly payments are made to the employees based on their participation percentage in the program (which is determined by position). Mr. Campbell received $103,565 from this pool during 2009, which amount is reflected in the Summary Compensation Table. Effective January 1, 2010, he is no longer a participant in this program.

In April 2010, the Committee approved the parameters of the annual incentive program for 2010, providing for minimum, target and maximum annual incentive award levels, as a percentage of salary, based upon the achievement of 70%, 100% and 110% of pretax income goals established at the beginning of the year. As in 2009, the annual cash incentive award payout levels will vary depending on the executive’s position.

Long-Term Incentives

The purpose of our long-term incentive program is to focus executives on long-term Company goals, growth and creation of stockholder value. Under the long-term incentive (LTI) program, we grant a mix of long-term incentive awards, including stock options, restricted stock and performance share units (PSUs). Consistent with the Company’s compensation philosophy, the Committee believes stock-based incentive awards are one of the best ways to align the interests of our executives with those of our stockholders. In addition, the terms of the PSUs reflect the Committee’s belief that executive compensation should be tied to Company performance. The PSUs provide our executives the opportunity to earn at or above the 75th percentile of the market if the Company achieves the maximum level of performance relative to its peers as described below.

Description of Program

As mentioned above, the Company’s LTI program provides for annual grants of stock options, restricted stock and PSUs. These awards vest over a three-year period, with the stock options and restricted stock vesting in equal annual increments during the three-year period. The ultimate value of each of these awards depends upon Company performance. In addition, the stock options and restricted stock awards contain forfeiture provisions, requiring the executive to return the award or any gain thereon if he engages in certain competitive activity with the Company during his employment or within three years thereafter, and the PSUs restrict a participant’s ability to be afforded retiree treatment if he engages in certain competitive activity prior to the payout date of the PSUs. We believe these awards further our compensation philosophies for the following reasons:

•	Stock Options. The value of a stock option depends entirely on the long-term appreciation of the Company’s stock price. Since the value of a stock option depends on the Company’s share price, we believe that this compensation vehicle serves to motivate executives to continue to grow the value of the Company’s stock over the long term.

•	Restricted Stock. Restricted stock awards are widely used in the energy industry to strengthen the link between stockholder and employee interests, while motivating employees to remain with the Company. This is especially true in a cyclical industry in which the value of the Company’s stock may fluctuate significantly between the industry cycles. Our use of restricted stock is intended to provide just such a bridge between the near- and long-term interests of stockholders, and smooth out the volatility of the industry cycles, as occurred in recent years. By this mechanism, employees are more likely to remain with the Company, even during periods of stock price volatility. Further, we believe the use of restricted stock as a long-term incentive award helps motivate executives to take measured risks. This is accomplished because the incentive value to the executive is not entirely dependent on significant price appreciation.

•	Performance Share Units. PSU’s are awards of units assigned an initial target value of $100 which can be earned by participants based on the Company’s performance relative to the Performance Peer Group, which is described in the section “Role of Compensation Consultant and Use of Benchmarking Data.” Consistent with past years, for the 2009 grants the Committee used two performance criteria for the PSUs: (i) return on invested capital (ROIC); and (ii) total stockholder return. The PSUs thus link the Company’s long-term performance directly to compensation received by executive officers and other key employees and encourage them to make significant contributions towards increasing ROIC and, ultimately, total stockholder return. These awards provide the executives the opportunity to earn a value per unit of $0 to $200 based on the Company’s performance over a three year period relative to its peers. Grants of PSUs provide for the payout of up to 50% in shares of common stock at the Committee’s discretion and the remainder in cash following the end of the three year performance period, if the recipient has met continued service requirements.

Under both performance criteria, the maximum, target and minimum levels are met when our ROIC and stockholder return are in the 80th percentile, 60th percentile and 40th percentile, respectively, as compared to the ROIC and total stockholder return of the Performance Peer Group, as described in the table below:

		Percent of
		Date-of-Grant Value
	Percent of	of PSU Received for
	Date-of-Grant Value	Relative Total	Total Percent of
Performance Level	of PSU Received for	Shareholder Return	Date-of-Grant Value
Relative to Performance Peer Group	Relative ROIC Level	Level	of PSU Received

(Below 40th Percentile)	0%	0%	0%
Minimum (40th Percentile)	25%	25%	50%
Target (60th Percentile)	50%	50%	100%
Maximum (80th Percentile or above)	100%	100%	200%

Results that fall in-between the “maximum,” “target” and “minimum” levels of both performance criteria will be calculated based on a sliding scale.

Determination of 2009 Awards

In December 2008, the Committee established and made grants under the LTI program for 2009. Under the program, each of the executive officers has a target percentage established to determine the award values under the LTI program. After considering PM&P’s most recent market study and in order to remain competitive with the market median and the increasingly competitive market for executive talent in the Company’s business areas, the Committee set the target percentages of the executive officers for 2009 awards based on each officer’s position with the Company as follows (each representing a percentage of the officer’s base salary): CEO − 400%, COO − 275%, CFO −250%, the Senior EVP-225% and other EVPs-175%. These percentages have been consistent over the past two years, except that Mr. Hall’s percentage has increased in 2008 from 375%. In addition, the award mix for executive officers has been consistent over the last few years, being 25% in stock options, 25% in restricted shares and 50% in PSUs.

Determination of 2010 Awards

In December 2009, the Committee established and made grants under the LTI program for 2010, once again using the same combination of PSU’s, restricted stock and stock options for the executive officers. The Chief Executive Officer made a recommendation to the Committee that the award levels remain constant for 2010, taking into consideration many of the same factors used for the prior year’s awards and focusing on the Company’s overall financial and non-financial results and the continuing need to remain competitive in a difficult market. The Committee considered Mr. Hall’s recommendations, and also noted the importance of maintaining the long-term benefits provided to our executives to motivate the executives toward future successes and support continuity of key leadership during the current challenging market environment. The Committee set the target percentages of the executive officers for 2010 awards at the same levels as the 2009 awards.

Payout of 2007 PSUs

The PSUs granted for the performance period beginning in January 2007 vested at the end of 2009, and were paid out to the PSU recipients in early 2010. Based on the achievement of 100% of relative ROIC and 40.2% of relative total shareholder return, the named executive officers earned a total of $125.25 out of a maximum $200.00 per PSU granted to them for 2007. In the past, as permitted under the program, the Committee has delivered a portion of the award value in shares of common stock. For the PSUs vesting in 2009, however, the Committee elected to pay the value of the full award in cash, which amounts are reflected in the “Summary Compensation Table” herein and is described below:

	Number of	Value of
Named Executive Officer	Units	PSU Payout

Mr. Hall	14,012.50	$1,755,066
Mr. Blanchard	6,475.00	810,994
Mr. Taylor	4,500.00	563,625
Mr. Bernard	2,812.50	352,266
Mr. Campbell	394.26	49,381

Perquisites

We seek to maintain a cost conscious culture in connection with the benefits provided to executives. Further, our modest approach to providing perquisites supports our philosophy of relating the vast majority of our executives’ compensation to performance. The Company does provide each of our executive officers an automobile (either through an allowance or use of a Company owned or leased car) and also reimburses them for all deductibles, co-pays and other out of pocket expenses associated with our health insurance programs through a program called Exec-U-Care. In addition, Mr. Hall is allowed to use a corporate airplane for personal travel. We believe that such an accommodation for our Chief Executive Officer is warranted because it promotes our access to our CEO and mitigates safety concerns associated with public travel. Mr. Hall, however, reimburses the Company for his personal travel on the corporate airplane in an amount equal to the cost of a first class, nonrefundable ticket to his destination. Mr. Hall also reimburses the Company for any incidental expenses incurred during his personal travel, such as baggage handling fees at the airport and meals for the pilots. We also maintain a corporate apartment that is used by Mr. Bernard when he travels on business.

The attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2009, are included in the “Summary Compensation Table” herein.

Post-Employment Compensation

In addition to the annual compensation received by the executive officers during 2009 and benefits under the Company’s 401(k) plan, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a supplemental executive retirement plan, a non-qualified deferred compensation plan, and certain severance and change of control benefits pursuant to employment agreements that we have entered into with each of our executive officers.

Supplemental Executive Retirement Plan (the SERP).  In December 2008, we implemented a supplemental retirement benefit for our executive officers. Prior to adoption of the SERP, the Committee worked with an independent consultant specializing in supplement retirement programs to provide information and advice on the prevalence of these programs and alternative methods of structuring the program. After evaluating the Company’s executive retirement program as compared to the Compensation Peer Group and finding that a majority of the Company’s peers sponsor a nonqualified employer-paid retirement plan, the Committee concluded that the Company’s lack of supplemental retirement benefits limited its ability to attract top executives and encourage long-term retention. The SERP provides retirement benefits to the Company’s executive officers and certain other designated key employees. The value of aggregate projected retirement benefits is targeted to be near the median for the Company’s peers that have a nonqualified employer-paid retirement plan. The SERP is an unfunded, non-qualified defined contribution retirement plan, and all contributions under the SERP will be in the form of credits to a notional account maintained for each participant.

Annual Contributions.  Under the SERP, the Company will generally make annual contributions to a retirement account based on the participant’s age and years of service. Several of the Company’s top executives have dedicated a substantial portion of their careers to the Company during periods in which supplemental retirement benefits were not provided by the Company or may have limited time to earn any meaningful supplemental retirement income due to their age. In an effort to address this deficiency in their retirement income as compared to newly hired and younger executives, the SERP provides that current executives who had combined age and years of service of at least 55 as of December 31, 2008, will receive higher annual contributions under the SERP. For 2009, the participants in the plan received contributions ranging from 5% to 25% of salary and 2008 annual cash bonus. For a complete description of the 2009 contributions for each named executive officer, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year 2009” herein.

Additional Retirement Benefit for Mr. Hall.  In December 2008, in connection with the adoption of the SERP, the Board of Directors also approved an additional retirement benefit for Mr. Hall that will be paid through the SERP. The Board elected to provide this benefit after reviewing the Company’s growth under Mr. Hall’s leadership and the prevalence of these additional benefits among our peer companies, and after concluding that the retirement benefits available to Mr. Hall were inadequate. On the later of his separation from service from the Company or attainment of age 65, Mr. Hall will receive an additional fully vested, credit to his SERP account in the amount of $10 million. The additional amount will also be credited to his retirement account in the event of Mr. Hall’s death, disability or in the event of a change of control. The aggregate value of Mr. Hall’s retirement account, including any additional contributions, will be paid in five annual installments commencing on the later of the date Mr. Hall separates from service or attains the age of 65, subject to any further delays required by Section 409A of the Internal Revenue Code.

Nonqualified Deferred Compensation Plan.  In 2004 the Committee approved a nonqualified deferred compensation program. The purpose of the program is to provide an income deferral opportunity for executive officers and certain senior managers of the Company in order to help attract and retain these key employees. Participants in the program may make an advance election each year to defer up to a maximum of 75% of base salary, 100% of their annual bonus and 100% of the cash payment received upon payout of the PSUs. Participants may choose from a variety of investment choices to invest their deferrals over the deferral period. The plan provides that, upon approval by the Board, the Company could match up to 100% of their deferrals; however, the Company has never elected to grant a match. For a complete description of each named executive officer’s contributions, earnings and aggregate account balance, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year 2009” herein.

Severance and Change of Control Benefits.  We believe that severance protections, particularly in the context of a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the Company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. Although we consider these protections an important part of an executive’s compensation and consistent with competitive practices, the existence of these arrangements does not impact our decisions regarding other components of our executive compensation program.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, we have entered into employment agreements with each of our named executive officers, pursuant to which they are each entitled to severance benefits in the event of a termination of employment by the Company under certain conditions. The Company has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally designed to approximate the benefits each would have received had he remained employed by the Company through the remainder of the term covered by his employment agreement.

The Company also believes that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with enhanced severance benefits if their employment is terminated by the Company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. Under the respective award agreements, the stock options, restricted stock and performance share units will automatically vest upon a change of control of the Company.

The terms of the employment agreements and the benefits provided thereby are discussed more fully in the section entitled “Potential Payments Upon Termination or Change in Control” herein.

Executive Compensation Policies and Processes

Timing of Long-Term Incentive Awards

Beginning in December 2006, the Committee determined that it would make all LTI awards at its meeting held in December of each year. This practice is reflected in the Committee’s annual calendar, which details the timing of compensation events and associated Committee actions.

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits our ability to take a federal income tax deduction for compensation paid to our Chief Executive Officer and other named executive officers in excess of $1 million, except for qualified performance-based compensation. The stock options and PSUs we grant are designed to qualify as performance-based so they are not subject to this deduction limitation. While the Committee will seek to utilize deductible forms of compensation to the extent practicable, it believes it is important to preserve flexibility in administering compensation programs. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Stock Ownership Guidelines

With the creation of the current LTI program, the Company has encouraged stock ownership through equity awards to our executives. We believe it is important that the interests of our executives and directors be aligned with the long-term interests of our stockholders. Effective January 1, 2007, the Committee adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each executive officer is required to own shares of stock equal in value to a designated multiple of his or her base salary based on the executive’s position:

	Stock Value as a Multiple
Position	of Base Salary

Chief Executive Officer	4	x
Chief Operating Officer and Chief Financial Officer	3	x
Executive Vice Presidents	2	x
All other executive officers	1	x

The required share amount is determined as of the date the officer becomes subject to the guidelines, and is calculated by dividing such officer’s applicable base salary multiple by the 365-day average closing price of our common stock as reported on the New York Stock Exchange, and then rounding to the nearest 100 shares. The target ownership level does not change with changes in base salary or common stock price, but will change in the event the officer’s position level changes. Our executive officers are required to achieve their required ownership levels within five years from the date they become subject to the guidelines. The Committee will administer the guidelines and will periodically review each participant’s compliance (or progress towards compliance) and may impose additional requirements the Committee determines are necessary or appropriate to achieve the purposes of this program. As of the date of this proxy statement, all of our named executive officers, had reached or exceeded their required ownership levels, with the exception of Mr. Campbell who became subject to the guidelines in March 2009. See “Stock Ownership of Management” for the number of shares of our common stock beneficially owned by our named executive officers as of March 31, 2010.

Policy Regarding Sections 4999 and 280G of the Internal Revenue Code

Pursuant to their employment agreements, we provide each of our executive officers with a gross-up payment to reimburse the executive for any excise tax imposed by Section 4999 of the Internal Revenue Code, as well as any additional income and excise taxes resulting from such reimbursement, in connection with a termination of employment following a change in control. Section 4999 imposes a 20% excise tax on the recipient of an “excess parachute payment” and Section 280G of the Internal Revenue Code disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. The intent of the tax gross-up is to provide a benefit without a tax penalty to those executives who are displaced in the event of a change in control. We believe the provision of tax protection for excess parachute payments for these executive officers is consistent with market practice, is a valuable executive retention tool, and is consistent with the objectives of our overall executive compensation program.

Compensation Committee Report On Executive Compensation

The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on
April 1, 2010:

Harold J. Bouillion
James M. Funk
Justin L. Sullivan

EXECUTIVE OFFICER COMPENSATION

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other highest paid executive officers for the fiscal year ended December 31, 2009.

2009 Summary Compensation Table

							Change in
							Pension
							Value
							and
						Non-	Non-
						Equity	Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Awards(2)	Awards(3)	Compensation(4)	Earnings	Compensation(5)	Total

Terence E. Hall	2009	$722,949	$—	$824,992	$824,999	$1,755,066	$—	$673,463	$4,801,469
Chairman, Chief	2008	760,000	300,000	824,995	824,998	3,027,375	10,000,000	673,186	16,410,554
Executive Officer	2007	685,539	250,219	759,987	760,006	2,917,687	—	82,129	5,455,567
Kenneth L. Blanchard	2009	$441,510	$—	$336,879	$336,876	$810,994	—	$382,056	$2,308,315
President, Chief	2008	470,000	175,000	336,881	336,873	1,407,375	—	310,220	3,036,349
Operating Officer	2007	426,615	175,000	323,133	323,123	1,352,063	—	27,102	2,627,036
Robert S. Taylor	2009	$367,014	$—	$249,995	$250,001	$563,625	—	$170,960	$1,601,595
Chief Financial Officer,	2008	365,000	105,000	249,998	249,999	1,006,313	—	170,920	2,147,230
Executive Vice President, Treasurer	2007	335,385	105,000	228,122	228,121	975,469	—	24,739	1,896,836
A. Patrick Bernard	2009	$334,900	$—	$205,314	$205,316	$352,266	—	$133,287	$1,231,083
Senior Executive	2008	350,000	50,000	205,310	205,312	770,175	—	110,416	1,691,213
Vice President	2007	278,077	50,000	196,869	196,874	683,269	—	24,345	1,429,434
Patrick J. Campbell(6)	2009	$230,000	$—	$220,838	$220,835	$152,946	—	$593,399	$1,418,018
Executive Vice
President

(1)	In March 2009, the executive team volunteered to reduce their base salaries by 10% to 15%, which reductions remained in place for the remainder of 2009. See “Executive Compensation — Compensation Discussion and Analysis” for more information.

(2)	Amounts reflect the aggregate grant date fair value of the stock awards. Restricted stock awards are valued on the date of grant at the closing sale price per share of our common stock. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock awards we granted in 2009.

(3)	The Black-Scholes option model was used to determine the grant date fair value of the options that we granted to the named executive officers. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. See the “Grants of Plan-Based Awards Table” for more information regarding the option awards we granted in 2009.

(4)	The amounts reflect the payout of performance share units (PSUs) that vested on December 31, 2009 and cash incentive payments to Mr. Campbell. No annual cash incentive bonuses were paid to our named executive officers for 2009, although Mr. Campbell did receive cash incentive payments pursuant to a subsidiary bonus pool in which he participated. See the “Executive Compensation — Compensation Discussion and Analysis — Components of Executive Compensation” for more information regarding the PSUs and the annual incentive bonus program.

(5)	For 2009, includes (i) annual contributions to the executive’s retirement account under the SERP and matching contributions to the Company’s 401(k) plan and (ii) the value of perquisites, consisting of payments under the Exec-U-Care program, the provision of an automobile to our executives, either through an automobile allowance or use of a Company owned or leased vehicle, Mr. Hall’s use of the corporate airplane and Mr. Bernard’s used of two apartments leased by us, as set forth below:

				Use of	Use of
	Retirement Plan			Corporate	Corporate
Name	Contributions	Exec-U-Care	Automobile	Airplane	Apartment

Mr. Hall	$648,737	$2,798	$10,374	$11,554	n/a
Mr. Blanchard	360,659	8,944	12,453	n/a	n/a
Mr. Taylor	159,124	2,882	8,954	n/a	n/a
Mr. Bernard	93,990	10,252	6,245	n/a	$22,800
Mr. Campbell	585,954	—	7,445	n/a	n/a

Mr. Hall is allowed to use a corporate airplane for personal travel. We calculate the aggregate incremental cost of Mr. Hall’s personal use by multiplying the number of hours of personal use by the hourly cost to operate the plane, adding in incidental expenses. Mr. Hall reimburses us for his personal travel on the corporate airplane in an amount equal to the cost of a first class, nonrefundable ticket to his destination. Mr. Hall also reimburses us for any incidental expenses incurred during his personal travel, such as baggage handling fees at the airport and meals for the pilots. The $11,554 included in “All Other Compensation” represents the difference between the aggregate incremental cost to us of Mr. Hall’s personal use of the airplane and the amount reimbursed by Mr. Hall.

Our corporate offices are located in New Orleans, Louisiana, but we have operations in other cities. We have included $22,800 in “All Other Compensation,” which represents the aggregate rental cost to us to lease an apartment that we believe is used by Mr. Bernard for business purposes only.

(6)	Mr. Campbell was appointed an executive officer on March 30, 2009.

The following table presents additional information regarding stock and option awards, as well as non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2009.

Grants of Plan-Based Awards
During Fiscal Year 2009

						All Other	All Other
						Stock	Option
		No. of Units				Awards:	Awards:	Exercise
		Granted Under	Estimated Future Payouts			Number	Number of	or Base	Grant Date
		Non-Equity	Under Non-Equity Incentive			of Shares	Securities	Price of	Fair Value
	Grant	Incentive	Plan Awards			of Stock	Underlying	Option	of Stock and
Name	Date	Plan Awards(2)	Threshold	Target	Maximum	or Units(3)	Options(3)	Awards	Option Awards

Terence E. Hall
Annual Bonus(1)			$371,250	$742,500	$1,485,000
PSUs	12/10/09	16,500	825,000	1,650,000	3,300,000
Restricted Stock	12/10/09					40,640			$824,992
Stock Options	12/10/09						91,261	$20.30	824,999
Kenneth L. Blanchard
Annual Bonus(1)			183,750	367,500	735,000
PSUs	12/10/09	6,737	336,850	673,700	1,347,400
Restricted Stock	12/10/09					16,595			336,879
Stock Options	12/10/09						37,265	20.30	336,876
Robert S. Taylor
Annual Bonus(1)			130,000	260,000	520,000
PSUs	12/10/09	5,000	250,000	500,000	1,000,000
Restricted Stock	12/10/09					12,315			249,995
Stock Options	12/10/09						27,655	20.30	250,001
A. Patrick Bernard
Annual Bonus(1)			109,500	219,000	438,000
PSUs	12/10/09	4,106	205,300	410,600	821,200
Restricted Stock	12/10/09					10,114			205,314
Stock Options	12/10/09						22,712	20.30	205,316
Patrick J. Campbell(4)
Annual Bonus(1)			82,500	165,000	330,000
PSUs	03/30/09	1,792	89,600	179,200	358,400
	12/10/09	2,625	131,250	262,500	525,000
Restricted Stock	03/30/09					6,715			89,578
	12/10/09					6,466			131,260
Stock Options	03/30/09						13,097	13.34	89,583
	12/10/09						14,519	20.30	131,252

(1)	The amounts shown reflect possible payments under our annual incentive bonus program for fiscal year 2009, under which the named executive officers were eligible to receive a cash bonus based on a target percentage of base salary upon the Company’s achievement of certain performance measures. These possible payments could also be reduced by up to 25% if pre-determined base metrics were not met or increased by up to 12.5% upon achievement of stretch targets. No annual cash bonuses were actually paid to the named executive officers for fiscal year 2009 pursuant to this program, which is reflected in the “Summary Compensation Table” herein. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding this program and the related performance measures.

(2)	The amounts shown reflect grants of performance share units (PSUs) under our 2009 Stock Incentive Plan. The PSUs have a three year performance period. The performance period for the PSUs granted on December 10, 2009 is January 1, 2010 through December 31, 2012. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding the PSUs.

(3)	The stock options and shares of restricted stock were granted under our stockholder approved equity incentive plans, and vest ratably over a three-year period.

(4)	On March 30, 2009, Mr. Campbell received a grant of PSUs, stock options and shares of restricted stock in connection with his appointment as an executive officer.

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of					Market
	Securities	Securities				Number of	Value of
	Underlying	Underlying				Shares or	Shares or
	Unexercised	Unexercised				Units of	Units of
	Options	Options		Option	Option	Stock That	Stock That
	(#)	(#)		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested(1)	Vested(2)

Terence E. Hall	93,617	—		$9.31	04/04/2011	125,471	$3,047,691
	490,000	—		10.66	08/10/2014
	188,500	—		17.46	06/24/2015
	75,400	—		24.99	02/23/2016
	45,436	—		35.69	12/14/2016
	35,333	17,666	(3)	35.84	12/06/2017
	45,305	90,609	(4)	12.86	12/04/2018
	—	91,261	(5)	20.30	12/10/2019
Kenneth L. Blanchard	100,000	—		10.66	08/10/2014	51,824	1,258,805
	78,000	—		17.46	06/24/2015
	31,200	—		24.99	02/23/2016
	20,995	—		35.69	12/14/2016
	15,022	7,511	(3)	35.84	12/06/2017
	18,500	36,998	(4)	12.86	12/04/2018
	—	37,265	(5)	20.30	12/10/2019
Robert S. Taylor	55,000	—		9.46	06/06/2012	38,099	925,425
	150,000	—		10.66	08/10/2014
	60,000	—		17.46	06/24/2015
	24,000	—		24.99	02/23/2016
	14,591	—		35.69	12/14/2016
	10,606	5,302	(3)	35.84	12/06/2017
	13,729	27,457	(4)	12.86	12/04/2018
	—	27,655	(5)	20.30	12/10/2019
A. Patrick Bernard	54,583	—		10.66	08/10/2014	31,054	754,302
	37,500	—		17.46	06/24/2015
	15,000	—		24.99	02/23/2016
	9,120	—		35.69	12/14/2016
	9,153	4,576	(3)	35.84	12/06/2017
	11,275	22,549	(4)	12.86	12/04/2018
	—	22,712	(5)	20.30	12/10/2019
Patrick J. Campbell	4,366	8,731	(4)	13.34	03/30/2019	22,247	540,380
	—	14,519	(5)	20.30	12/10/2019

(1)	The shares of restricted stock held by our named executive officers vest as follows:

	Total
	Unvested
	Restricted
Name	Stock	Vesting Schedule

Mr. Hall	125,471	34,995 shares vesting on 1/1/10;
		41,998 shares vesting on 1/1/11;
		34,931 shares vesting on 1/1/12;
		13,547 shares vesting on 1/1/13.
Mr. Blanchard	51,824	14,760 shares vesting on 1/1/10;
		17,268 shares vesting on 1/1/11;
		14,264 shares vesting on 1/1/12;
		5,532 shares vesting on 1/1/13.
Mr. Taylor	38,099	10,703 shares vesting on 1/1/10;
		12,706 shares vesting on 1/1/11;
		10,585 shares vesting on 1/1/12;
		4,105 shares vesting on 1/1/13.
Mr. Bernard	31,054	8,466 shares vesting on 1/1/10;
		10,524 shares vesting on 1/1/11;
		8,692 shares vesting on 1/1/12;
		3,372 shares vesting on 1/1/13.
Mr. Campbell	22,247	6,006 shares vesting on 1/1/10;
		7,459 shares vesting on 1/1/11;
		6,626 shares vesting on 1/1/12;
		2,156 shares vesting on 1/1/13.

(2)	Based on the closing price of our common stock on December 31, 2009 ($24.29), as reported on the New York Stock Exchange.

(3)	The unvested options will vest on December 31, 2010.

(4)	The unvested options will vest in equal increments on December 31, 2010 and 2011.

(5)	The unvested options will vest in one-third increments on December 31, 2010, 2011 and 2012.

The following table sets forth certain information regarding the vesting of restricted stock during 2009 for each of the named executive officers. There were no stock option exercises during 2009.

Option Exercises and Stock Vested in 2009

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
Name	on Vesting	on Vesting(1)

Terence E. Hall	18,865	$281,455
Kenneth L. Blanchard	8,197	$122,712
Robert S. Taylor	5,890	$87,776
A. Patrick Bernard	4,194	$62,999
Patrick J. Campbell	2,200	$32,628

(1)	The amount realized is based on the closing sale price on the applicable date of vesting of the restricted stock award, or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Retirement Benefit Programs

Supplemental Executive Retirement Plan

In December 2008, the Compensation Committee adopted the Supplemental Executive Retirement Plan (the “SERP”), which provides retirement benefits to the Company’s executive officers and certain other designated key employees. The SERP is an unfunded, non-qualified defined contribution retirement plan, and all contributions under the SERP will be in the form of credits to a notional account maintained for each participant. Under the SERP, the Company will generally make annual contributions ranging from 5% to 25% of salary and annual cash bonus to a retirement account based on the participant’s age and years of service. Current executives who have combined age and years of service of at least 55 as of December 31, 2009, receive higher annual contributions under the SERP, ranging from 10% to 35% of base salary and annual cash bonus. The highest 2009 annual contribution was 25%. The 2009 annual contributions are reflected in the “Non-Qualified Deferred Compensation for Fiscal Year 2009” table below. The Compensation Committee, in its sole discretion and if it deems appropriate for any reason, may also make discretionary contributions to a participant’s retirement account.

A participant will vest in his SERP retirement account upon the earliest to occur of: (i) attaining six years of service (including service prior to the adoption of the SERP), upon which amounts in the SERP account will vest in 20% annual increments provided the participant remains employed; (ii) attaining age 65; (iii) a change of control; (iv) becoming disabled; or (v) termination of the participant’s employment without cause by the Company. Participants may also forfeit the vested amounts in their retirement accounts if they are terminated for cause or, if within 36 months of a termination without cause, engage in any activity in competition with any activity of the Company or inimical, contrary or harmful to the interests of the Company. Following the end of each plan year, retirement accounts will be adjusted to reflect earnings on the average daily balance of the accounts during the year. The accounts will be adjusted to reflect earnings at a rate of interest that will be determined annually and will be equal to the Company’s after-tax long-term borrowing rate. Upon a separation from service, participants will be paid the vested amount of their SERP retirement accounts in a lump sum or installments, commencing on the first business day of the seventh month following separation from service.

On the later of his separation from service from the Company or attainment of age 65, Mr. Hall will receive an additional fully vested, credit to his SERP account in the amount of $10 million, which amount is reflected in the “Pension Benefits for Fiscal 2009” table below. The additional amount will also be credited to his retirement account in the event of Mr. Hall’s death, disability or in the event of a change of control. The aggregate value of Mr. Hall’s SERP retirement account, including any additional contributions, will be paid in five annual installments commencing on the later of the date Mr. Hall separates from service or attains the age of 65, subject to any further delays required by Section 409A of the Internal Revenue Code. See in “Executive Compensation — Compensation Discussion and Analysis” for more information.

Pension Benefits for Fiscal 2009

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit(1)	Last Fiscal Year

Terence E. Hall	SERP	n/a	$10,000,000	—

(1)	The amount represents the present value as of December 31, 2009, as reflected in our audited financial statements, of the accumulated benefit of the $10 million additional retirement benefit to Mr. Hall under the SERP. The amount assumes no interest accruals and payments beginning at age 65.

Nonqualified Deferred Compensation Plan

The Nonqualified Deferred Compensation Plan (the “NQDC Plan”) provides an income deferral opportunity for executive officers and certain senior managers of the Company who qualify for participation. The plan is administered by the NQDC Administrative Committee, which is comprised of senior managers in the Company appointed under the direction of the Compensation Committee. Eligible participants are recommended by senior managers in the Company and approved by the NQDC Administrative Committee. Participants in the plan may make an advance election each year to defer up to a maximum of 75% of base salary, 100% of their annual bonus and 50% of the payout value of any performance share units. Participants are immediately 100% vested in their benefits under the plan, and earn a return on their deferred compensation that is based on hypothetical investments in certain specified mutual funds from which the participants may select. The plan is unfunded, but the Company may make contributions to a rabbi trust, in which funds are set aside to pay benefits and invested in a manner designed to provide returns that are similar to those produced by the participants’ hypothetical investments. The amounts set aside in the rabbi trust subject to the claims of the Company’s creditors. The plan provides that benefits are paid out in either a lump-sum payment or in equal annual payments over a 2 to 15 year period, as elected by the participant. In addition, regardless of a participant’s election as to payment, a lump-sum payment of benefits will be made following a participant’s termination of employment (unless the participant is at least age 55 with at least five years of service at termination, in which case the participant’s payments shall commence but installment elections will be honored) or following a participant’s death or disability. Although the plan provides that upon approval by the Board, the Company may provide a match of up to 100% of the deferrals, the Company has not elected to provide a match.

Non-Qualified Deferred Compensation for Fiscal Year 2009

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY(1)	Last FY(2)	Last FY(3)	Distributions	12/31/09

Terence E. Hall
NQDC Plan	$1,999,984	—	$592,495	$81,674	$5,314,963	(4)
SERP	—	$640,487	26,510	—	1,269,497	(5)
Kenneth L. Blanchard
NQDC Plan	484,063	—	238,998	—	1,615,704	(4)
SERP	—	352,409	12,062	—	638,596	(5)
Robert S. Taylor
NQDC Plan	568,464	—	372,565	203,934	1,884,618	(4)
SERP	—	150,874	6,360	—	301,773	(5)
A. Patrick Bernard
NQDC Plan	549,633	—	501,964	—	1,634,315	(4)
SERP	—	85,740	3,431	—	167,140	(5)
Patrick J. Campbell
NQDC Plan	—	—	—	—	—
SERP	—	577,704	—	—	577,704

(1)	Of the contributions reflected in this column, the following amounts are part of the noted executive’s total compensation for 2009, and are included under the salary column in the “Summary Compensation Table” herein: Mr. Taylor — $52,000 and Mr. Bernard — $33,611.

(2)	The amounts reflected are part of each executive’s total compensation for 2009, and are included under the all other compensation column in the “Summary Compensation Table” herein.

(3)	Pursuant to the terms of the SERP, aggregate earnings for 2009 were calculated at a rate of interest equal to 4.4%, which was our after-tax long-term borrowing rate. With regard to the NQDC Plan, participant contributions are treated as if invested in one or more investment vehicles selected by the participant. The annual rate of return for these funds for fiscal year 2009 was as follows:

One Year
Fund	Total Return

Money Market (MFC Global Inv. Mgmt.)	0.47%
Total Return (PIMCO)	13.71%
American Asset Allocation (American Funds)	23.61%
500 Index (MFC Global Inv. Mgmt)	26.36%
Equity-Income (T. Rowe Price)	25.75%
Capital Appreciation (Jennison)	42.35%
Blue Chip Growth (T. Rowe Price)	42.97%
Turner Core Growth	37.41%
Mid Cap Stock (Wellington Mgmt)	31.47%
Small Company Value (T. Rowe Price)	27.82%
Small Cap Growth (Wellington Mgmt)	34.46%
International Equity Index (SSgA)	38.80%
Brandes International Equity	25.28%
Total Stock Market Index (MFC Global Inv. Mgmt.)	28.93%
Real Estate Securities (Deutsche AM)	30.26%

(4)	The following amounts reflected in this column for each named executive officer were included in the 2008 “total” compensation for each named executive officer in the “Summary Compensation Table: Mr. Hall — $2,379,476, Mr. Blanchard — $484,063, Mr. Taylor — $811,410 and Mr. Bernard — $588,999. The following amounts reflected in this column for each named executive officer were included in the 2007 “total” compensation for each named executive officer in the “Summary Compensation Table: Mr. Hall — $1,237,500, Mr. Blanchard — $51,194, Mr. Taylor — $615,914 and Mr. Bernard — $351,034.

(5)	The following amounts reflected in this column for each named executive officer were included in the 2008 “total” compensation for each named executive officer in the “Summary Compensation Table: Mr. Hall — $602,500, Mr. Blanchard — $274,125, Mr. Taylor — $144,539 and Mr. Bernard — $77,969.

Potential Payments upon Termination or Change in Control

In addition to the post-employment benefits provided under the Company’s 401(k) plan, the Supplemental Executive Retirement Plan and the non-qualified deferred compensation plan (described above), we provide the following additional benefits to our named executive officers in connection with termination of employment or a change in control.

Employment Agreement — Mr. Hall.  Mr. Hall’s employment agreement provides for a rolling three-year term. Beginning in December 2010, and each December thereafter, either Mr. Hall or the Company may give notice to the other that the agreement’s automatic three-year extension will cease, in which case the agreement will terminate on December 31st of the third year following such notice. Under the agreement, Mr. Hall is eligible to earn an annual incentive bonus based upon the achievement of performance objectives and is also eligible for stock option and other stock-based grants under our long-term incentive plans, in each case as approved by the Committee. Mr. Hall’s employment agreement contains non-competition and other provisions intended to protect our interests in the event that Mr. Hall ceases to be employed. The agreement provides for the termination of Mr. Hall’s employment upon his death or disability, by us for cause or by Mr. Hall for good reason. A termination of Mr. Hall’s employment by the Company for any other reason will be considered a breach of the agreement. In relation to the Company, cause is defined to include a willful and continued failure by Mr. Hall to substantially perform his duties, or willful misconduct by him that is materially injurious to us. In relation to Mr. Hall, good reason includes any failure by us to comply with any material provision of his employment agreement. The agreement also provides for termination under certain circumstances relating to a change in control of the Company.

Pursuant to Mr. Hall’s employment agreement, upon termination of Mr. Hall’s employment, the Company must pay him (or his estate in the event of a termination as a result of death) all compensation owing through the date of his termination, including any bonuses, incentive compensation or other amounts accrued and payable to him as of such date. In addition, if Mr. Hall’s employment is terminated as a result of disability or death, he or his estate is also entitled to a lump sum payment in an amount equal to his annual base salary. If Mr. Hall’s employment is terminated by the Company without cause or by Mr. Hall for good reason then, in addition to any amounts otherwise due to him under the employment agreement or amounts payable in connection with the Company’s breach of the agreement, Mr. Hall is entitled to a lump-sum payment equal to the product of the sum of his base salary and the bonus paid or payable to him for the preceding fiscal year and the greater of the number of years (including partial years) remaining in his term of employment or the number 2. Finally, if Mr. Hall terminates his employment for good reason within two years following a change in control of our Company, in addition to amounts otherwise due him under the employment agreement (including the lump sum payment described above in connection with a good reason termination), he is entitled to (i) an additional lump-sum payment equal to two times his then current annual base salary plus the bonus payable to him for the preceding fiscal year, provided that the total lump sum payment may not exceed three times his base salary plus bonus payable for the preceding fiscal year, (ii) continue his participation in our medical, dental, accidental death, and life insurance plans for two years, subject to COBRA required benefits thereafter, and (iii) be fully-vested in any stock options, stock grants and PSUs (at maximum value) held by him. Mr. Hall will also receive a payment in an amount sufficient to make him whole for any excise tax on amounts payable pursuant to a change of control that are considered “excess parachute payments” under Section 4999 of the Internal Revenue Code.

Employment Agreements — Other Named Executive Officers.  We have entered into employment agreements with all of our named executive officers. As of the date of this proxy statement, the employment agreements with our other named executive officers have terms that expire on either April 1, 2013 (for Messrs. Blanchard and Taylor) or April 1, 2012 (for Messrs. Bernard and Campbell); provided however, that on April 1st of each year the term shall be automatically extended for one additional year unless prior written notice is given by either party. The agreements provide for the termination of employment upon the executive officer’s death or disability, by the Company with or without cause or by the executive for good reason. The agreements also provide for termination by the executive officer under certain circumstances relating to a change in control of the Company. Each of their employment agreements also contains non-competition and other provisions intended to protect our interests in the event that they cease to be employed.

Pursuant to the agreements, in the event an executive officer’s employment is terminated under certain circumstances relating to a change in control of the Company, including termination by the executive officer for good reason, the executive officer shall receive in addition to any other amounts payable (i) a lump-sum payment within 30 days after the date of such termination in an amount equal to two and one-half times (2.5x) (for Messrs. Blanchard and Taylor) or two times (2x) (for Messrs. Bernard and Campbell) the sum of (A) the executive officer’s base salary and (B) the greater of (x) the average annual bonus paid to the executive officer for the three fiscal years preceding the year in which the executive officer’s employment is terminated or (y) the target bonus for the executive officer in the Company’s annual incentive plan for the current fiscal year; (ii) for two and one-half years (for Messrs. Blanchard and Taylor) or two years (for Messrs. Bernard and Campbell) after the date of such termination, benefits at least equal to those that would have been provided in accordance with the Company’s plans, programs and arrangements; and (iii) outplacement services during the one-year period following the termination. The executive will also receive a payment in an amount sufficient to make him whole for any excise tax on amounts payable pursuant to a change in control that are considered “excess parachute payments” under Section 4999 of the Internal Revenue Code. In addition, pursuant to the terms of our incentive plans, all stock options, restricted stock grants and PSUs (at maximum value) held by these officers will immediately vest upon a change of control.

In the event an executive officer’s employment is terminated by the Company, except upon the executive officer’s death or disability, for cause or under certain circumstances relating to a change of control of the

Company, the employment agreements provide that the executive officer shall receive, in addition to any other amounts payable, (i) one lump-sum payment within 30 days after the date of such termination in an amount equal to (A) the greater of (x) two (for Messrs. Blanchard and Taylor) or one (for Messrs. Bernard and Campbell) and (y) the number of full and partial calendar months remaining in the term as of the date of termination divided by 12, multiplied by (B) the sum of the base salary and the target bonus for the executive officer in the Company’s annual incentive plan for the current fiscal year; and (ii) for the remainder of the term, benefits at least equal to those that would have been provided in accordance with the Company’s plans, programs and arrangements.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2009 termination date, and where applicable, using the closing price of our common stock of $24.29 (as reported on the New York Stock Exchange as of December 31, 2009). In addition to the amounts reflected in the table, upon termination of employment, the named executive officers would also receive benefits under the Supplemental Executive Retirement Plan and the Nonqualified Deferred Compensation Plan, as described above, as well as benefits under our 401(k) plan.

			Restricted
		Options	Stock	Performance
	Lump Sum	(Unvested	(Unvested	Share
	Severance	and	and	Units	Health	Tax
Name	Payment(1)	Accelerated)	Accelerated)	(Accelerated)	Benefits	Gross-Up	Total

Terence E. Hall
• Retirement	n/a	(4)	(4)	(5)	n/a	n/a	—
• Death/Disability	$825,000	$1,399,792	$3,047,691	(5)	n/a	n/a	$5,272,483
• Termination-Good Reason/No Cause(2)	$7,992,000	(4)	(4)	(5)	n/a	n/a	$7,992,000
• Termination (Good Reason) after Change of Control(3)	$7,992,000	$1,399,792	$3,047,691	$9,640,000	$28,726	$6,479,234	$28,587,443
Kenneth L. Blanchard
• Retirement	n/a	(4)	(4)	(5)	n/a	n/a	—
• Death/Disability	n/a	$571,574	$1,258,805	(5)	n/a	n/a	$1,830,379
• Termination-No Cause	$1,929,375	(4)	(4)	(5)	$29,948	n/a	$1,959,323
• Termination after Change of Control(3)	$3,188,125	$571,574	$1,258,805	$3,987,400	$33,274	0	$9,039,178
Robert S. Taylor
• Retirement	n/a	(4)	(4)	(5)	n/a	n/a	—
• Death/Disability	n/a	$424,177	$626,293	(5)	n/a	n/a	$1,050,470
• Termination-No Cause	$1,485,000	(4)	(4)	(5)	$29,322	n/a	$1,514,322
• Termination after Change of Control(3)	$2,343,672	$424,177	$626,293	$2,912,500	$32,580	0	$6,339,222
A. Patrick Bernard
• Retirement	n/a	(4)	(4)	(5)	n/a	n/a	—
• Death/Disability	n/a	$348,356	$754,302	(5)	n/a	n/a	$1,102,658
• Termination-No Cause	$730,000	(4)	(4)	(5)	$16,103	n/a	$746,103
• Termination after Change of Control(3)	$1,564,792	$348,356	$754,302	$2,429,950	$25,764	$1,761,800	$6,884,964
Patrick J. Campbell
• Retirement	n/a	(4)	(4)	(5)	n/a	n/a	—
• Death/Disability	n/a	$153,535	$540,404	(5)	n/a	n/a	$693,939
• Termination-No Cause	$581,250	(4)	(4)	(5)	$14,935	n/a	$596,185
• Termination after Change of Control(3)	$2,342,227	$153,535	$540,404	$1,183,152	$23,897	$1,624,473	$5,867,664

(1)	Amounts calculated with reference to the base salaries that were approved by the Compensation Committee effective January 1, 2009 for Messrs. Hall, Blanchard, Taylor and Bernard, and March 30, 2009 with respect to Mr. Campbell, without regard to the voluntary salary reductions taken by the executive team in March 2009.

(2)	The Company’s termination of Mr. Hall’s employment agreement without cause would be a breach of the agreement, and the amount reflected in the above table does not include potential damages that could be owed to Mr. Hall arising out of the Company’s breach of his agreement.

(3)	Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements, upon a change of control as defined in the plans, (i) all outstanding stock options would immediately vest, (ii) all restrictions on outstanding restricted shares would lapse, and (iii) all outstanding performance share units would be paid out as if the maximum level of performance had been achieved.

(4)	Pursuant to the terms of the Restricted Stock Agreements and the Stock Option Agreements, upon termination of the executive’s employment as a result of retirement or termination by the Company, the Compensation Committee, in its discretion, may elect to accelerate the vesting of the outstanding restricted stock and stock options.

(5)	Pursuant to the terms of the Performance Share Unit Award Agreements, if an executive’s employment terminates prior to the end of the applicable performance period as a result of retirement, death, disability, or termination for any reason other than the voluntary termination by the executive or termination by the Company for cause, then the executive shall forfeit as of the date of termination a number of units determined by multiplying the number of units by a fraction, the numerator of which is the number of full months following the date of termination, death, disability or retirement to the end of the performance period and the denominator of which is 36. The remaining units shall be valued and paid out to the executive in accordance with their original payment schedule based on the Company’s achievement of the applicable performance criteria. Upon a voluntary termination by the executive or a termination by the Company for cause, all outstanding units are forfeited. See the discussion of the PSUs in “Executive Compensation — Compensation Discussion and Analysis” above.

Equity Compensation Plan Information as of December 31, 2009

The following table presents information as of December 31, 2009, regarding compensation plans under which our common stock may be issued to employees and non-employees as compensation.

Number of Securities
	Number of Securities				Remaining Available for
	to be Issued Upon		Weighted-Average		Future Issuance Under
	Exercise of		Exercise Price of		Equity Compensation Plans
	Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights		Reflected in Column (a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders	3,632,193	(1)	$15.84	(2)	3,308,881	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	3,632,193	(1)			3,308,881	(3)

(1)	The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes shares issuable upon the payout of 93,648 vested restricted stock units. These awards are not reflected in column (b) as they do not have an exercise price.

(2)	The weighted-average remaining term of the outstanding stock options as of December 31, 2009 was 5.7 years.

(3)	As of December 31, 2009, there were 1,550,000 shares remaining available for future issuance under the 2009 Stock Incentive Plan, (a) all of which could be issued under the terms of the plan upon the exercise of stock options or stock appreciation rights, and (b) only 800,000 of which could be issued under the terms of the plan in the form of restricted stock or “other stock-based awards,” which awards are valued in whole or in part on the value of the shares of common stock. There were 533,351 shares remaining available for future issuance under the 2005 Stock Incentive Plan, (a) all of which could be issued under the terms of the plan upon the exercise of stock options or stock appreciation rights, and (b) only 372,985 of which could be issued under the terms of the plan in the form of restricted stock or “other stock-based awards,” which awards are valued in whole or in part on the value of the shares of common stock. There were 191,793 shares remaining available for future issuance under the 2004 Directors Restricted Stock Units Plan, which shares are issuable under the terms of the plan (a) only to eligible directors, and (b) upon the payout of restricted stock units, as specifically set forth in the plan. Finally, there were 1,033,737 shares remaining available for issuance under our Employee Stock Purchase Plan.

CERTAIN TRANSACTIONS

Our practice has been that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission, with respect to a director or executive officer, must be reviewed and approved, or ratified, by our Audit Committee pursuant to the Audit Committee Charter. The Audit Committee reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies. We are currently not a party to any such related party transactions.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of Messrs. Sullivan as Chairman, Bouillion and Howard. Each of these individuals meets the independence requirements of the New York Stock Exchange, as well as any other applicable legal and regulatory requirements. The duties and responsibilities of the Audit Committee are set forth in its written charter adopted by the Board. The committee reassesses its charter as conditions dictate, but in no event less than once a year, and updates it to comply with the rules of the New York Stock Exchange and any other applicable legal and regulatory requirements.

The Audit Committee reviewed and discussed our financial statements with management, which is primarily responsible for preparing the statements, and our independent registered public accounting firm, KPMG LLP, who is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication With Audit Committees, and has reviewed KPMG’s independence. As part of the committee’s review of KPMG’s independence, it received and discussed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee has also considered whether KPMG’s provision of non-audit services to us, which are described below, was compatible with its independence. The committee has concluded that it is.

Based on its reviews and discussions with management and KPMG, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Justin L. Sullivan
Harold J. Bouillion
Ernest E. Howard, III

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2009 and 2008, and fees billed for other services rendered by KPMG LLP:

	Fiscal Year Ended December 31,
	2009	2008

Audit Fees(1)	$1,950,321	$1,708,082
Audit-Related Fees(2)	—	—
Tax Fees(3)	794,520	345,975
All Other Fees	—	—

(1)	Reflects fees for services rendered for the audits of our annual financial statements for the fiscal year indicated and reviews of the financial statements contained in our quarterly reports on Form 10-Q for that fiscal year.

(2)	Reflects fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(3)	Reflects fees for professional services rendered for tax compliance, tax advice, and tax planning.

Pre-Approval Process

The services performed by the independent registered accounting firm in 2009 were pre-approved by the Audit Committee. The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by our independent registered accounting firm. The Audit Committee has delegated pre-approval authority for certain routine audit, audit related and tax services specifically listed in the pre-approval policy to its chairman for any individual service estimated to involve a fee of less than $75,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management its responsibility to pre-approve services to be performed by the Company’s independent registered accounting firm. All audit, audit-related and tax services with our independent registered accounting firm not specifically listed in the pre-approval policy must be separately pre-approved by the Audit Committee.

Requests to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer and must include joint statements from the independent registered accounting firm and Chief Financial Officer as to whether, in their view, the request is consistent with the Securities and Exchange Commission’s rules on auditor independence.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, which selection is submitted to our stockholders for ratification. If our stockholders do not ratify the selection of KPMG LLP by the affirmative vote of holders of a majority of the voting power present or represented by proxy at the annual meeting, the selection will be reconsidered by the Audit Committee.

Representatives of KPMG LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from stockholders.

Recommendation of the Board of Directors

The Audit Committee and the Board of Directors recommends that you vote to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

2011 STOCKHOLDER NOMINATIONS AND PROPOSALS

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Secretary, Superior Energy Services, Inc., 601 Poydras Street, Suite 2400, New Orleans, LA 70130 by December 17, 2010.

Our By-laws require that stockholders who wish to make a nomination for the election of a director or to bring any other matter before a meeting of the stockholders must give written notice of their intent to our Secretary not more than 120 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders. For our 2011 annual meeting, a stockholder’s notice must be received by our Secretary between and including January 21, 2011 and February 20, 2011. We urge our stockholders to send their proposals by certified mail, return receipt requested.

By Order of the Board of Directors,

GREG ROSENSTEIN
Secretary

New Orleans, Louisiana
April 16, 2010

ANNUAL MEETING OF STOCKHOLDERS OF SUPERIOR ENERGY SERVICES, INC. May 21, 2010 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2010. This proxy statement and the 2009 annual report are available at https://materials.proxyvote.com/868157 Please sign, date, and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20630000000000000000 6 052110 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW AND FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of directors 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2010 NOMINEES: FOR ALL NOMINEES O Harold J. Bouillion O Enoch L. Dawkins O James M. Funk WHEN THIS PROXY IS PROPERLY EXECUTED, YOUR SHARES WILL BE WITHHOLD AUTHORITY FOR ALL NOMINEES O Terence E. Hall VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL O Ernest E. “Wyn” Howard, III BE VOTED FOR THE NOMINEES LISTED ON THIS PROXY CARD AND FOR FOR ALL EXCEPT O Justin L. Sullivan PROPOSAL 2. THE INDIVIDUAL DESIGNATED ON THE REVERSE SIDE WILL (See instructions below) VOTE IN HIS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 SUPERIOR ENERGY SERVICES, INC. 601 POYDRAS STREET, SUITE 2400 NEW ORLEANS, LA 70130 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 21, 2010 By signing this proxy, you revoke all prior proxies and appoint Greg A. Rosenstein, with full power of substitution, to represent you and to vote your shares on the matters shown on the reverse side at Superior’s annual meeting of stockholders to be held at 9:00 a.m. on Friday, May 21, 2010, at the InterContinental New Orleans, Acadian I/II Room, 444 St. Charles Ave., 3rd Floor, New Orleans, LA 70130 and any adjournments thereof. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE) 14475